                                 NON-PARTICIPATING
                     GROUP MODIFIED GUARANTEED ANNUITY CONTRACT
                 ACCOUNT VALUE SUBJECT TO A MARKET VALUE ADJUSTMENT

This Master Group Modified Guaranteed Annuity Contract ("Contract") is issued to the group identified on the schedule. Certificates issued under the Contract are subject to all provisions of the Contract, whether or not summarized in the Certificate. This Contract alone governs the rights of the parties. A copy of this Contract will be furnished to the Participant upon request.

                               MARKET VALUE ADJUSTMENT

This Contract contains a Market Value Adjustment formula. The formula may result in an upward or downward adjustment of the Account Value when withdrawals are made prior to the end of any Guaranteed Period. Generally, the Market Value Adjustment will not be applied to:

- The Death Benefit, when proper claim is made within 1 year of death (see page 8);
-   Surrenders from a Sub-Account at the end of its Guaranteed Period
    (see page 9);
-   Interest Withdrawals (see page 9);
-   Annuitization on the Annuity Commencement Date (see page 10).

The Market Value Adjustment is described on the Schedule of this Contract.

                                   SEPARATE ACCOUNT

Annuity Premium(s) will be allocated to and accounted for in a non-unitized separate account. The assets of this separate account cannot be charged with liabilities arising out of other business of the Company. Account Values are determined in accordance with the terms of this Contract without regard to the actual performance of the assets in the separate account.

                     YOU HAVE THE RIGHT TO RETURN THIS CONTRACT.

YOU MAY CANCEL THIS CONTRACT WITHIN THIRTY DAYS AFTER YOU RECEIVE IT BY RETURNING IT TO OUR ADMINISTRATIVE OFFICE OR TO OUR AGENT, WITH A WRITTEN REQUEST FOR CANCELLATION. WE WILL PROMPTLY RETURN THE ACCOUNT VALUE ADJUSTED BY THE MARKET VALUE ADJUSTMENT.

                     AMERICAN FOUNDATION LIFE INSURANCE COMPANY
                               2801 HWY. 280 SOUTH
                             BIRMINGHAM, ALABAMA 35223
                                  800-456-6330
                            (A STOCK INSURANCE COMPANY)



                         THIS PAGE INTENTIONALLY LEFT BLANK.

                                    SCHEDULE

  AFR-0000001                                   March 1, 1998
------------------------------------         ---------------------------------
GROUP CONTRACT NUMBER                        EFFECTIVE DATE

  AmSouth Bank, N. A., as Trustee
------------------------------------------------------------------------------
CONTRACT HOLDER

  Account holders of Broker/Dealers with Distribution Agreements with
American Foundation Life Insurance Company
------------------------------------------------------------------------------
CLASS OF ELIGIBLE PARTICIPANTS


                                  JURISDICTION

This Contract is governed by the laws of the state in which the Contract is delivered.

                             MARKET VALUE ADJUSTMENT

The Market Value Adjustment is equal to the Market Value Adjustment percentage indicated below, applied to the amount of each full or partial surrender requested less any amount available under the "INTEREST WITHDRAWAL" provision of this Contract at the time of the surrender. The Market Value Adjustment does not apply to surrenders made from a Sub-Account at the end of its Guaranteed Period; such surrenders should be requested during the final 30 days of the Guaranteed Period.

   MARKET VALUE ADJUSTMENT PERCENTAGE = (C - I + 0.25%) X (N/12),  WHERE:

     C = the Guaranteed Interest Rate currently in effect for a Guaranteed Period with a duration equivalent to the time remaining in the Guaranteed Period from which the surrender is being made. Linear interpolation will be used to determine C when the time remaining is not an integral number of whole years. When the time remaining is less than one year, C will be the current one year rate;

     I = the Guaranteed Interest Rate initially established for the Guaranteed Period from which the surrender is being made;

     N = the number of months remaining in the Guaranteed Period from which the surrender is being made.

Factors used in determining I, such as whether I was established as an Initial or a Subsequent Guaranteed Interest Rate, will be considered when determining C.

In the event a current Guaranteed Interest Rate is no longer established by the Company, a suitable replacement index, subject to all necessary regulatory approvals, will be used.

A detailed description of the Market Value Adjustment has been filed with the Superintendent of the New York Insurance Department.

                              SURRENDER CHARGE

The Surrender Charge percentage for each year of an Initial or Subsequent Guaranteed Period is indicated in the appropriate table below. The Surrender Charge is determined by applying the Surrender Charge percentage to the amount of each full or partial surrender requested adjusted by any applicable Market Value Adjustment, less any amount available under the "INTEREST WITHDRAWAL" provision of this Contract at the time of the surrender. The Surrender Charge does not apply to surrenders made from a Sub-Account at the end of its Guaranteed Period.


             SURRENDER CHARGE FOR INITIAL GUARANTEED PERIODS

GUARANTEED
 PERIOD                PREMIUM YEAR DURING WHICH SURRENDER IS TAKEN
                   1     2     3     4     5     6     7     8     9     10

    1              1%
    2              2%    1%
    3              3%    2%     1%
    4              4%    3%     2%    1%
    5              5%    4%     3%    2%    1%
    6              6%    5%     4%    3%    2%    1%
 7-10              7%    6%     5%    4%    3%    2%    1%    0%    0%    0%


           SURRENDER CHARGE FOR SUBSEQUENT GUARANTEED PERIODS
GUARANTEED
 PERIOD                PREMIUM YEAR DURING WHICH SURRENDER IS TAKEN

                   1     2     3     4     5     6     7     8     9     10

    1              1%
    2              2%    1%
    3              3%    2%     1%
    4              4%    3%     2%    1%
    5              5%    4%     3%    2%    1%
    6              5%    5%     4%    3%    2%    1%
 7-10              5%    5%     5%    4%    3%    2%    1%    0%    0%     0%


                                        INDEX
Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
General Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Control Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Death Benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Interest Credited and Guaranteed Periods. . . . . . . . . . . . . . . . . .  8
Premium Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Surrenders - Termination. . . . . . . . . . . . . . . . . . . . . . . . . .  9
Annuity Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Annuity Tables. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

                                     DEFINITIONS

ACCOUNT VALUE - The sum of all Sub-Account Values.

ADMINISTRATIVE OFFICE - 2801 Highway 280 South, Birmingham, Alabama 35223.

ANNUITANT - Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant and is named in the Certificate. Annuity payments will be paid to the Annuitant, unless directed otherwise by the Participant.

ANNUITY - A series of periodic payments.

ANNUITY COMMENCEMENT DATE - The date on which Annuity payments are determined. The initial payment must be made within one month of the Annuity Commencement Date.

ANNUITY PREMIUM - Payments (less premium taxes, if applicable) made and allocated to the Guaranteed Period(s) offered under this Contract. Each Annuity Premium and each allocation to a Guaranteed Period must be at least $10,000. We reserve the right to not accept any Annuity Premium payment.

BENEFICIARY - The person or persons entitled to receive the Death Benefit under this Contract upon the death of a Participant.

     PRIMARY - The Primary Beneficiary is the surviving Participant, if any. If there is no surviving Participant, the Primary Beneficiary is the person or persons designated on the application or, if changed by the Participant, the person or persons so named in our records.
     CONTINGENT - The person named to receive the Death Benefit if the Primary Beneficiary is not living at the time of a Participant's death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of a Participant's death, the estate of the deceased Participant will be the Beneficiary.
     IRREVOCABLE - An irrevocable Beneficiary is one whose consent is needed to change the Beneficiary designation, and to exercise certain other rights.

CERTIFICATE - The individual Certificate issued by the Company to the Participant or Contract Holder for delivery to the Participant. The Certificate summarizes the provisions of the Contract and evidences that an Annuity Premium payment has been made by or on behalf of the Participant. Only one Certificate will be issued to each Participant regardless of the number of Annuity Premiums the Participant makes.

CERTIFICATE DATE - The date on which the Certificate takes effect. Certificate Years are measured from the Certificate Date.

COMPANY - American Foundation Life Insurance Company. The Company is also referred to as "we", "us", or "our".

DEATH BENEFIT - The amount payable to a Beneficiary upon the death of a Participant prior to the Annuity Commencement Date. Only one Death Benefit is payable under each Certificate even though a Certificate may, in some circumstances, continue beyond its Participant's death.

GUARANTEED INTEREST RATE - The effective rate of interest, calculated after daily compounding has been taken into account, which is established by the Company for a Guaranteed Period. Guaranteed Interest Rates are designated as either "Initial" or "Subsequent".

GUARANTEED PERIOD - The period for which a Guaranteed Interest Rate will be credited to a

Sub-Account. Guaranteed Periods are designated as either "Initial" or "Subsequent".

MARKET VALUE ADJUSTMENT - An adjustment made to a Sub-Account Value when a partial or full surrender is made prior to the end of any Guaranteed Period.

NET ACCOUNT VALUE - The sum of all Net Sub-Account Values.

NET SUB-ACCOUNT VALUE - The Sub-Account Value after application of the Market Value Adjustment and less deductions for any Surrender Charges and applicable premium taxes.

NET SURRENDER AMOUNT - The Surrender Amount after application of the Market Value Adjustment and less deductions for any Surrender Charges and applicable premium taxes.

PARTICIPANT - The owner(s) of a Certificate issued under this Contract. Individuals, as well as non-natural persons such as corporations or trusts, may be Participants.

SUB-ACCOUNT - Annuity Premium is allocated to one or more Sub-Accounts. A Sub-Account is characterized by its Guaranteed Period and its corresponding Guaranteed Interest Rate.

SUB-ACCOUNT PREMIUM - Annuity Premium allocated and credited to a Sub-Account ("Initial"), or any amount transferred and credited to a Sub-Account at the end of a Guaranteed Period ("Subsequent"). Premium Years are measured from the date the Sub-Account Premium is credited.

SUB-ACCOUNT VALUE - The Sub-Account Premium, increased by all interest credited and decreased by previous full or partial surrenders (including applicable Surrender Charges, Market Value Adjustments and premium taxes) and previous interest withdrawals. The Sub-Account Value of each Sub-Account under a Certificate must be at least $10,000 at all times.

SURRENDER AMOUNT - The portion of the Sub-Account Value removed to satisfy a written request for a full or partial surrender.

SURRENDER CHARGE - A charge imposed when a partial or full surrender is made prior to the end of a Guaranteed Period.

SURRENDER DATE - The date on which a full or partial surrender is processed.

WRITING - A written form satisfactory to the Company received at the Administrative Office.

                              GENERAL PROVISIONS

ENTIRE CONTRACT

This Contract, the copy of the Participant's application and any riders, endorsements or amendments we provide constitute the entire agreement between the parties. All statements in the application are considered representations and not warranties.

NON-PARTICIPATING
This Contract does not share in our surplus or profits and does not pay dividends.

MODIFICATION OF CONTRACT
No change or waiver of the terms of this Contract is valid unless made by us in writing, and signed by our President, Vice President, or Secretary. We reserve the right to modify this Contract to conform to any applicable laws, regulations or rulings issued by a governmental agency. Certificates issued under this Contract will be similarly endorsed. We will send each Participant a copy of the endorsement containing the modifications.

ERROR IN AGE OR SEX
Payments under a Certificate may depend upon a person's age and sex. If the date of birth or sex provided us is not correct, the benefits under the Certificate will be adjusted to the amount which would have been payable at the correct age and sex. When the use of unisex mortality rates is required, we will not determine or adjust the benefits based upon an error in sex. If we made any underpayments because of the error, the amount of any underpayment shall be immediately paid in one sum. Any overpayments made shall be deducted from the current or succeeding payments due under the Contract. Overpayments and underpayments shall bear interest at an annual effective rate of 3%.

Proof of the Annuitant's age and sex will be required before the first payment will be made under an Annuity option involving lifetime payments.

ASSIGNMENT
Upon notice to us, the Participant may assign his or her rights. The assignment must be in Writing and we assume no responsibility for the
validity of any assignment.   A claim against a Certificate under assignment
is subject to proof of claimant's interest and the extent of the assignment.

SETTLEMENT
The Participant may elect to apply settlement proceeds, including any full or partial surrender proceeds or the Death Benefit, to any payout option offered by us for such payments at the time the election is made. The settlement option selected must comply with the requirements of the Internal Revenue
Code.   Any payment we make under this Contract is payable at our
Administrative Office.

RECEIPT OF PAYMENT
If a person receiving payments under this contract is incapable of giving us a valid receipt we may make such payment to whomever has legally assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment. We may require proof that the Annuitant is living to continue Annuity Payments.

PROTECTION OF PROCEEDS
To the extent permitted by law, no benefits payable under this Contract will be subject to the claims of creditors of any payee.

ANNUAL REPORTS
At the end of each Certificate Year we will send the Participant a report showing the current Account Value, Sub-Account Values and all other information required by law.

                             CONTROL PROVISIONS

ANNUITY COMMENCEMENT DATE CHANGE
The Participant may change the Annuity Commencement Date by notice to us in Writing. We must receive the request at least 30 days before the proposed Annuity Commencement Date. The Annuity Commencement Date selected cannot be earlier than the end of any existing Guaranteed Period nor later than the Annuitant's 90th Birthday.

ANNUITANT CHANGE
The Participant may change the Annuitant prior to the Annuity Commencement Date. The request must be in Writing. Once it is received and acknowledged at our Administrative Office. The change will relate back to and take effect on the date the request was signed. The new Annuitant's 90th birthday may not be before the end of any existing Guaranteed Period. If any Participant is not an individual, the Annuitant may not be changed.

BENEFICIARY CHANGE
The Participant may change the Beneficiary at any time. We must receive the request in Writing. If any Beneficiary has been designated irrevocably we will also need the Irrevocable Beneficiary's written consent to make the change. The change will relate back to and take effect on the date the request was signed but we will not be liable for any payment we make before such request has been received and acknowledged at our Administrative Office.

CONTROL
The Participant may assign the Certificate, surrender the Certificate, amend or modify the Certificate with our written consent, and exercise, receive and enjoy every other right and benefit contained in the Certificate. The use of the rights may be subject to the consent of any assignee or Irrevocable Beneficiary. Except with respect to termination, Joint Participants may provide that each Participant alone may exercise all rights, options and privileges.

DEATH OF THE ANNUITANT OR PARTICIPANT
If the Annuitant is not a Participant and dies prior to the Annuity Commencement Date, the Participant first named on the application will become the new Annuitant unless the Participant designates otherwise. If any Participant is not an individual, the death of the Annuitant will be treated as the death of a Participant.

If any Participant dies while this Certificate is in force prior to the Annuity Commencement

Date, a Death Benefit will be payable to the Beneficiary.

                               DEATH BENEFIT

The Death Benefit will be determined as of the date due proof of death is received by the Company. If a claim for the Death Benefit is received at our Administrative Office within 1 year of the date of death the Death Benefit will equal the greater of: (1) the Account Value, less applicable premium taxes; or (2) the Net Account Value. If a claim is received past 1 year after the date of death the Death Benefit will equal the Net Account Value.

Only one Death Benefit is payable under each Certificate.

The Death Benefit may be taken in one sum immediately and the Certificate will terminate. If the Death Benefit is not taken immediately as a lump sum, then the entire interest in the Certificate must be distributed under one of the following options:

     (1) the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the Participant's death; or,

     (2) the entire interest must be distributed within 5 years of the Participant's death.

If the Beneficiary is the deceased Participant's spouse, the surviving spouse may elect, in lieu of receiving the Death Benefit, to continue the Certificate and become the new Participant. The surviving spouse may select
a new Beneficiary.   Upon this spouse's death, the Death Benefit will become
payable and must then be distributed to the new Beneficiary in one sum immediately or according to either paragraph (1) or (2), above.

If there is more than one Beneficiary, the foregoing provisions will apply to each Beneficiary individually.

The Certificate shall be interpreted to comply with the requirements of
Section 72(s) of the Internal Revenue Code. We reserve the right to endorse this Contract and the Certificate, as necessary, to conform with the requirements of the Code. We will send each Participant a copy of the endorsement containing the modifications.

                     INTEREST CREDITED AND GUARANTEED PERIODS

Initial Sub-Account Premium will earn interest at the Initial Guaranteed Interest Rate. You may select from any Guaranteed Period we are offering under this Contract at the time the Annuity Premium is made, provided no Guaranteed Period extends beyond the Annuity Commencement Date.

You may not transfer a Sub-Account Value to any other Sub-Account before the end of the existing Sub-Account's Guaranteed Period. During the 30-day period immediately prior to the end of a Sub-Account's Guaranteed Period, you may request a surrender of part or all of the maturing Sub-Account Value. Your request will be processed at the end of the Guaranteed Period and we will not apply a surrender charge or Market Value Adjustment to the amount surrendered. At least 15 days, but no more than 45 days before 30-day period prior to the end of the each Guaranteed Period, we will send a written notice advising you of the maturity date and maturity value of the Sub-Account, and any other information required by law. At the end of any Guaranteed Period a Subsequent Guaranteed Period will begin. Unless you instruct us otherwise in Writing, the Sub-Account Value at maturity will become the Sub-Account Premium for a Subsequent Guaranteed Period with the same duration as the previous Guaranteed Period, if it does not extend beyond the Annuity Commencement Date. Otherwise, the Subsequent Guaranteed Period will be the longest Guaranteed Period then offered which does not extend beyond that date. The Company will always offer a 1-year Subsequent Guaranteed Period in addition to other Guaranteed Periods then available.

Subsequent Sub-Account Premium will earn interest at the Subsequent Guaranteed Interest Rate. The Subsequent Guaranteed Interest Rate will be determined at the beginning of the Subsequent Guaranteed Period and may not be equal to the Initial Guaranteed Interest Rate then offered for an Initial Guaranteed Period of the same duration.

Initial and Subsequent Guaranteed Interest Rates will not be less than an annual effective interest rate of 3%.

                               PREMIUM TAXES

Premium taxes will be deducted if applicable. Premium taxes may be deducted from the Annuity Premium when received, from a full or partial surrender, from the Death Benefit, or from the amount applied to an Annuity, in accordance with applicable law.

                          SURRENDERS - TERMINATION

Full surrenders may be made at any time. Partial surrenders may only be made if each Sub-Account Value after the partial surrender is at least $10,000. You must specify the Sub-Accounts from which the partial surrender is to be made, but if a surrender is requested from a Sub-Account which has the same Guaranteed Period as any other Sub-Account, the partial surrender must come from the Sub-Account with the shortest time remaining.

The Surrender Charge and Market Value Adjustment will not apply to full or partial surrenders made from a Sub-Account at the end of its Guaranteed Period.

The Net Surrender Amount will be calculated by the Company on the Surrender Date using the following formula:

                         (A - M - S - P),  WHERE:

     A = the Surrender Amount
     M = the amount of the Market Value Adjustment;
     S = the amount of the Surrender Charge;

     P = the amount of unpaid premium taxes, if any.

The Company may defer payment of any partial or full surrender for the period permitted by law. In no event will the deferral exceed 6 months from the Surrender Date.

INTEREST WITHDRAWALS
After the first Premium Year of any Sub-Account, you may request a withdrawal of all, or a portion of the interest credited to that Sub-Account during the prior Premium Year. Your request must be in Writing and you may only make one such request per Premium Year. No Surrender Charge or Market Value Adjustment will be imposed on these interest withdrawals.

                               ANNUITY OPTIONS

ANNUITY BENEFIT
We will send a written notice advising you of the Annuity Commencement Date at least 15 days, but no more than 45 days before the 30-day period prior to the Annuity Commencement Date. If the Annuitant is alive on the Annuity Commencement Date the Account Value, less applicable premium taxes, will be applied to the Annuity option you have selected. In the absence of a selection, however, this amount will be applied under OPTION 3 - Life Income with Payments for a 10 Year Certain Period.

If an Annuitant or Participant dies on or after the Annuity Commencement Date any remaining payments will be distributed at least as rapidly as under the method of distribution being used on the date of death.

An Annuity may not be surrendered after the commencement of Annuity payments.

OPTION 1 - PAYMENT FOR A CERTAIN PERIOD. Guaranteed payments will be made for any Certain Period from 5 to 30 years.

OPTION 2 - PAYMENTS FOR LIFE. Payments are based upon the life of the Annuitant and stop upon the Annuitant's death.

OPTION 3 - LIFE INCOME WITH PAYMENTS FOR A CERTAIN PERIOD.   Payments are
based on the life of the Annuitant. Payments will continue for the lifetime of that person with payments guaranteed for the selected Certain Period of 10 years. Payments stop upon the death of the Annuitant or at the end of the Certain Period, whichever is later.

MINIMUM AMOUNTS - If monthly payments are less than $100 we may make payments quarterly, semi-annually, or annually.

                               ANNUITY TABLES

 OPTION 1 TABLE                          OPTIONS 2 AND 3 TABLE
 Payments for a                 Payments for Life, and Life Income with
 Certain Period                      Payments for a Certain Period


                                                      LIFE WITH 10 YEARS
                                    LIFE ONLY        PERIOD CERTAIN YEARS
          MONTHLY      AGE OF     --------------     --------------------
YEARS     PAYMENT    ANNUITANT    MALE    FEMALE        MALE    FEMALE
-----     -------    ---------    ----    ------        ----    ------
  5        17.91        60         4.77    4.25         4.68      4.21
 10         9.61        65         5.46    4.78         5.28      4.70
 15         6.87        70         6.44    5.53         6.03      5.36
 20         5.51        75         7.79    6.63         6.90      6.21
 25         4.71        80         9.70    8.26         7.81      7.22
 30         4.18        85 &      12.38   10.70         8.60      8.20
                        over

These tables illustrate the minimum monthly payment rates for each $1,000 applied. The basis for these calculations is the 1983 Individual Annuitant Mortality Table A projected 14 years with interest at 3% per annum. Minimum monthly payment rates for ages and Certain Periods not shown will be calculated on the same basis and may be obtained from us. To determine future minimum monthly rates according to these tables, one year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1997. Annuity benefits under this Contract will not be less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by American Foundation on the Annuity Commencement Date.

                     GROUP MODIFIED GUARANTEED ANNUITY CONTRACT
                                  NON-PARTICIPATING